Exhibit 10.37
CORPORATE GOVERNANCE GUIDELINES

I.    Introduction

          The Board of Directors has adopted the following corporate governance guidelines to assist the Board in the exercise of its responsibilities. These Guidelines reflect the Board’s commitment to monitor the effectiveness of policy and decision making both at the Board and management level, with a view to enhancing shareholder value over the long term.

        The Corporate Governance and Nominating Committee will review these Guidelines at least annually. Such review shall include the evaluation by the Committee of Board practices at other well-managed companies and emerging corporate governance issues. These Guidelines are subject to modification from time to time by the Board.

II.    The Board

1.    Primary Functions of the Board of Directors

The principal responsibility of the Board is to oversee the management of the Company in the interest and for the benefit of the Company’s shareholders. The Board’s primary functions include:

a.    Selection and evaluation of the performance of the Chief Executive Officer ("CEO") and reviewing management succession planning;

b.    Reviewing and, where appropriate, approving and monitoring implementation of strategic plans and annual operating plans and budgets;

c.    Advising management on significant issues;

d.    Reviewing and, where appropriate, approving significant Company actions;

e.    Assessing the Company’s policies and procedures and monitoring management’s efforts to promote high standards of ethical conduct and legal compliance in the conduct of Company business; and

f.    Reviewing actions taken by Board Committees on major issues delegated to them.

2.    Size of the Board

Under the Company’s Bylaws, the Board consists of nine (9) Directors. The Board is divided into three (3) classes elected for three (3) year terms which are to be as equal in size as possible, with the term of one (1) class expiring each year. The number of Directors may be changed by a vote of a majority of Directors. The Board believes that the current size of the Board permits diversity of experience without hindering effective discussion or diminishing individual accountability.

3.    Independence of the Board

The Board believes that as a matter of policy a majority of the members of the Board should be "independent" under the NASDAQ listing standards. The Board will review annually the relationship that each Director and each Director’s family members have with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company) to determine whether each Director is independent within the meaning of the NASDAQ listing requirements. Following such annual review, only those Directors whom the Board affirmatively determines meet the requirements for independence will be considered independent.

Directors have an affirmative obligation to inform the Board of any material changes in their circumstances or relationships that may impact their designation by the Board as "independent." This obligation includes the obligation to disclose all business relationships between Directors and the Company and its affiliates, whether or not such business relationships are subject to the approval requirements set forth in Section II.11. below.

4.    Board Membership Criteria and Selection of New Director Candidates

The ultimate responsibility for the nomination of Directors resides with the Board. The identification, screening and recommendation process has been delegated to the Corporate Governance and Nominating Committee, which reviews candidates for election as Directors and annually recommends a slate of Directors for approval by the independent Directors on the Board and election by the shareholders.

5.    Term Limits

The Board does not currently favor the concept of mandatory term limits. Directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and opportunities of the Company based on their experience with and understanding of the Company’s history, policies and objectives. The Board believes that, as an alternative to term limits, it can ensure that the Board continues to evolve and adopt new viewpoints through the process of evaluation and nomination of candidates to fill vacancies on the Board and in making re-nomination recommendations.

6.    Retirement Age

It is the general policy of the Board that Directors, other than those Directors who were Directors on May 24, 2003, shall not stand for re-election after reaching age 72.

7.    Board Compensation

Compensation for non-employee Directors should be competitive and should consist of both cash and stock-based compensation. Senior management of the Company shall report annually to the Corporate Governance and Nominating Committee on the status of the Company’s Director compensation practices in relation to other companies of comparable size, industry and complexity. Changes in Director compensation should come upon the recommendation of the Corporate Governance and Nominating Committee but with discussion and concurrence by the full Board of Directors.

8.    Board Relationship to Senior Management

a.    Board Access to Senior Management and Outside Advisors

The Directors have complete access to the Company’s senior management, including executive officers. As a courtesy, Directors should use judgment to ensure this contact would not be disruptive to the business operations of the Company and any written requests for information should be copied to the CEO. The Board expects that from time to time executives and/or managers will be present at Board meetings to provide additional insight into the items being discussed and to provide the Board the opportunity to evaluate their management skills. The Board shall also have access to the Company’s outside counsel, auditors and other advisors and may retain outside advisors of its choice with respect to any issue relating to any of its activities.

b.    Attendance of Non-Directors at Board Meetings

Unless there is a specific reason for them to be excluded, the Corporate Secretary shall attend all Board and Committee meetings, the Chief Financial Officer ("CFO") shall attend all Audit Committee meetings and the most senior Human Resources executive shall attend all Compensation Committee meetings. In addition, the CEO may invite one or more members of management to be in regular attendance at Board meetings and may include other officers or employees from time to time as appropriate to the circumstances.

9.    Board Interaction with Shareholders, Analysts, Press and Customers

The Board believes that management generally should speak for the Company and that it is inappropriate for individual Directors to communicate separately with shareholders, analysts, the press or customers except with the full knowledge and at the request of management or the full Board of Directors. Directors should refer all inquiries from shareholders, analysts, the press or customers to the CEO or the CFO.

10.    Evaluation of the Board

The Corporate Governance and Nominating Committee will conduct an annual self-assessment of the Board’s performance as well as the performance of each Committee of the Board, the results of which will be discussed with the full Board. The assessment will include a review of any areas in which the Board or management believes the Board can make a better contribution to the Company. The Corporate Governance and Nominating Committee will also utilize the results of this self-evaluation process in assessing and determining the characteristics and critical skills required of prospective candidates for election to the Board and making recommendations to the Board with respect to assignments of Board members to various Committees.

11.    Related Party Transactions

All conflicts of interest will be handled in accordance with the Company’s Code of Conduct. The Company’s Audit Committee will be responsible for reviewing all "related party transactions" involving the Company or one of its subsidiaries. For purposes of this paragraph, a "related party transaction" is any transaction in which a Director or officer of the Company has a direct or indirect financial interest.

12.    Director Orientation

The Company’s General Counsel and CEO shall be responsible for providing an orientation program for new Directors that includes background information about the Company’s business, general information about the Board and Committees and a review of a Director’s duties and responsibilities under Delaware law. Orientation may be conducted through the delivery of written materials and may include meetings with key executives, preceding or promptly following the election of a new Director to the Board.

III.    Board Meetings

1.    Frequency

The Board has four (4) regularly scheduled meetings per year and special meetings are called as necessary.

2.    Attendance at Board and Committee Meetings

Each Director is expected to attend all meetings of the Board and all meetings of Committees on which the Director is a member. The Board recognizes, however, that occasionally meetings may need to be scheduled on short notice when participation of a Director is not possible and that conflicts may arise from time to time to prevent a Director from attending a regularly scheduled meeting. However, the Board expects that Directors will make every possible effort to keep such absences to a minimum.

3.    Selection of Agenda

The CEO shall establish the agenda for each Board meeting. Any Director may suggest the inclusion of items on the agenda. It is anticipated that the agenda will be distributed to each Director in advance of the Board meeting.

4.    Distribution of Board Materials

In addition to the Board agenda, information that is important to the Board’s understanding of the business of the Company shall be distributed to Directors prior to each Board meeting. Directors also routinely receive certain press releases, analyst reports and other information designed to keep them informed of the material aspects of the Company’s business performance and prospects.

5.    Executive Sessions of Independent Directors

As part of each regularly scheduled meeting of the Board, the independent Directors will meet in executive session. Additional executive sessions may be held from time to time as determined by a majority of the independent Directors. The executive session discussions may include such topics as the independent Directors determine, but actions of the Board shall be taken separately at a full Board or Committee meeting. The lead Director for purposes of chairing executive sessions of the independent Directors shall alternate among the chairpersons of the Audit, the Compensation and the Corporate Governance and Nominating Committees.

IV.    Committee Matters

1.    Nomination and Structure of Committees

A substantial amount of the analysis and work of the Board is done by standing Board Committees. The Board currently has three (3) standing Committees: Audit, Compensation and Corporate Governance and Nominating Committee. The size, purpose and responsibilities of these Committees is outlined in the Company’s By-Laws, supplemented in the case of the Audit and Corporate Governance and Nominating Committees, by Committee charters adopted by the Board. The Board may, from time to time, form a new Committee or disband a current Committee depending on circumstances. In addition, the Board may determine to form ad hoc Committees from time to time and determine the composition and areas of competence of such Committees.

2.    Composition of Committees

It is the policy of the Board that only independent Directors serve on the Audit, Compensation and Corporate Governance and Nominating Committees. In addition, the composition of the Committees will be reviewed annually to ensure that each of its members meets the criteria set forth in applicable SEC, listing exchange and IRS rules and regulations.

3.    Assignment of Committee Members

The Corporate Governance and Nominating Committee, with direct input from the CEO, recommends to the Board the membership of the various Committees. In making its recommendations to the Board, the Committee takes into consideration the continuity, subject matter expertise, tenure and experience of the individual Board members.

4.    Frequency and Length of Committee Meetings

The Chairperson of each Committee, in consultation with its members and appropriate officers, determines the frequency and length of the meetings of the Committee. In addition, the Chairperson of a Committee or the CEO may call a special meeting of a Committee at any time.

5.    Executive Sessions

Committee members shall meet in executive session whenever the Chairperson of the Committee or a majority of the members of the Committee deems it appropriate for them to do so.

6.    Committee Agendas/Reports to the Board

Appropriate members of management and staff will prepare draft agendas and related background information for each Committee meeting which, to the extent desired by the relevant Committee Chairperson, will be reviewed and approved by such Chairperson in advance of distribution to the other Committee members. It is anticipated that any background materials, together with such agendas, will be distributed to Committee members in advance of the meeting. In addition, each Committee member is free to suggest items for inclusion on the agenda.

The Chairperson of the Committee or a designee selected by the Chairperson will give a report on the items considered at each Committee meeting to the full Board at its next meeting.

V.    Evaluation of CEO

The Corporate Governance and Nominating Committee is responsible for conducting an assessment of the performance of the CEO at least on an annual basis. The results of the evaluation should be communicated to the CEO and the Chairperson of the Compensation Committee. The evaluation should be based on a combination of subjective and objective criteria which should include the performance of the Company and its accomplishment of strategic objectives. The evaluation will be considered by the Compensation Committee when establishing the CEO’s compensation.